Exhibit 99.1

601 Jefferson St. • Houston, Texas 77002

Phone 713.753.3011 • Fax 713.753.5353

FOR IMMEDIATE RELEASE	Contact: Rob Kukla, Jr.
October 26, 2011	Director, Investor Relations
713-753-5082

Sharon Bolen
Director, Administration
713-753-7615

KBR ANNOUNCES EARNINGS PER DILUTED SHARE

OF $1.22 FOR THIRD QUARTER 2011

•	First nine months of 2011 earnings per diluted share up 63% compared to the first nine months of 2010

•	Third quarter 2011 earnings per diluted share favorably impacted by $0.60 of discrete tax items benefit

•	Full year 2011 earnings per diluted share guidance raised to $3.15 to $3.30

•	KBR Revenue, excluding LogCAP project, is up 5% year-over-year

HOUSTON, Texas—KBR (NYSE:KBR) announced today that third quarter 2011 net income attributable to KBR was $185 million, or $1.22 per diluted share, compared to net income attributable to KBR of $97 million, or $0.62 per diluted share, in the third quarter of 2010.

Consolidated revenue in the third quarter was $2.4 billion compared to $2.5 billion in the third quarter of 2010. Operating income was $138 million compared to $163 million in the prior year third quarter. Third quarter operating income, when compared to the prior year third quarter, was impacted by an increase in forecast man-hour backlog on the Gorgon project which reduced the project’s percentage of completion, lower award fee pools on the LogCAP III project, a charge on a Roberts & Schaefer project, and lower volumes at Downstream and Services.

Hydrocarbons revenue and income was $1.1 billion and $89 million, up 15% and down 4%, respectively, compared to the third quarter of 2010. Infrastructure, Government, and Power (IGP) revenue in the third quarter was $876 million, which included an expected revenue reduction of $150 million compared to the prior year third quarter related to reduced activity on the LogCAP contracts. IGP income was $78 million in the third quarter, down $5 million or 6%, compared to the prior year third quarter. As a result of a smaller award fee pool, IGP received award fees of $22 million in the third quarter of 2011 compared to $34 million in the third quarter of 2010. Services revenue and income in the third quarter was $370 million and $15 million, down 23% and 42%, respectively, compared to the third quarter of 2010.

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“Overall I am pleased with our continued strong project execution across all of KBR’s businesses,” said Bill Utt, Chairman, President, and Chief Executive Officer of KBR. “KBR’s job income backlog continues to strengthen with a 10% increase in job income backlog during 2011 despite a 3% reduction in revenue backlog. We are also seeing improved conditions in the U.S. construction and power markets, as well as continued work for the U.S. government in Iraq as the mission transitions from a military to State Department focused mission.”

Hydrocarbons Results

Gas Monetization job income was $52 million compared to job income of $59 million in the third quarter of 2010. During the third quarter of 2011, the Gorgon LNG, Skikda LNG, Escravos GTL, Pearl GTL, and Browse LNG FEED projects continued to progress; however, as mentioned earlier, job income was negatively impacted by an increase in the forecast Gorgon man-hour backlog which reduced the project’s percentage of completion.

Oil and Gas job income was $27 million compared to job income of $24 million in the third quarter of 2010. The increase in job income was primarily related to the CLOV FPSO project as well as several new projects, including Shah Deniz 2, Quad 204, South Arne, and Bigfoot. Partially offsetting the increase in job income was the completion or near completion of several projects, including North Rankin 2.

Downstream job income was $18 million compared to job income of $23 million in the third quarter of 2010. The decrease in job income was primarily related to the reduced work on the Saudi Kayan ethylene project, Lobito refinery FEED, and Shaybah NGL projects. Partially offsetting this decrease was interim EPCm work on the Lobito refinery and increased activity on several projects in the United States.

Technology job income was $17 million compared to job income of $14 million in the third quarter of 2010. The increase in job income was primarily related to several new projects, including ammonia license and basic engineering projects, proprietary equipment sales, and the sale of a ROSE™ unit. The increase in job income was partially offset by the completion of several projects in Turkmenistan, India, and Brazil.

Infrastructure, Government, and Power Results

North American Government and Logistics (NAGL) job income was $61 million compared to job income of $73 million in the third quarter of 2010. The decrease in job income is primarily related to a net $12 million reduction in award fees on the LogCAP III project compared to last year’s third quarter due to smaller award fee pools. On the LogCAP project, lower volumes of services were offset by higher margins.

International Government, Defence and Support Services (IGDSS) job income was $28 million compared to job income of $22 million in the third quarter of 2010. The increase in job income primarily related to increased activity in Afghanistan for the U.K. Ministry of Defence as well as NATO.

Infrastructure and Minerals (I&M) job income was $19 million compared to job income of $14 million in the third quarter of 2010. The increase in job income was primarily related to progress on the Hope Downs 4 and Doha Expressway projects. Also during the third quarter of 2011, KBR incurred additional charges in the amount of $4 million related primarily to soils issues on a legacy Roberts & Schaefer project.

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Power and Industrial (P&I) job income was $9 million compared to job income of $6 million in the third quarter of 2010. The increase in job income was primarily related to higher work volume and execution efficiencies on a coal gasification project, increased work volumes on forest products-related engineering contracts, and the recently awarded waste-to-energy expansion project. Partially offsetting this increase was the completion of the waste-to-energy refurbishment project.

Services Results

Services job income was $31 million compared to job income of $45 million in the third quarter of 2010. The decrease in job income was primarily driven by the completion of several large U.S. construction projects, the dry-docking of a vessel in the MMM joint venture, and lower volumes of on-call construction projects. Partially offsetting the decrease was higher work activity on numerous projects in the Building Group.

Ventures Results

Ventures job income was $9 million compared to job income of $7 million in the third quarter of 2010. The increase in job income was primarily related to increased volume and higher ammonia prices related to the EBIC ammonia project in Egypt.

Corporate

Corporate general and administrative expense was $61 million compared to $53 million in the prior year third quarter. The increase in general and administrative expense primarily related to costs that were anticipated for information technology support including development costs for the Enterprise Resource Planning project.

Total cash provided by operating activities for the first nine months of 2011 was $312 million. Total cash provided by operating activities in the third quarter of 2011 was $89 million.

During the third quarter of 2011, KBR recognized discrete tax benefits of approximately $68 million related to an arbitration award of approximately $193 million in favor of Barracuda & Caratinga Leasing Company B.V. as well as a $24 million release of a deferred tax liability related to KBR’s share of an Australian rail investment. As a result, the effective tax rate for the third quarter 2011 was approximately a negative 40% and resulted in a $0.60 benefit to third quarter 2011 earnings per diluted share.

During the third quarter of 2011, KBR had share repurchases of $59 million, capital expenditures of $19 million, and quarterly dividend payments of $8 million.

Non-controlling Interests

Net income attributable to non-controlling interests was positively impacted by the increase in the forecast Gorgon man-hour backlog and the resultant decrease in the project’s percentage of completion.

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Full Year 2011 Outlook

The KBR full year 2011 earnings per diluted share guidance is in the $3.15 to $3.30 range. KBR now projects its 2011 effective tax rate to be in the 6% to 9% range.

Significant Achievements and Awards

•

KBR was awarded a contract by Anadarko Mozambique Area 1, Ltd., to perform a pre-front-end-engineering and design (pre-FEED) study for a prospective Liquefied Natural Gas (LNG) plant in Mozambique, Africa. The pre-FEED study is designed to help Anadarko further assess the viability of developing an LNG facility to export natural gas from the region.

•

KBR was awarded an engineering, procurement and construction contract by a wholly owned subsidiary of Molycorp to build a new Chlor-Alkali plant as part of Molycorp’s Project Phoenix. The Chlor-Alkali plant construction is one of various projects that make up Molycorp’s estimated $781 million program to reactivate the company’s rare earth oxides mine, and expand and modernize its flagship rare earth facility in Mountain Pass, California.

•

KBR signed a three-year Master Services Agreement with DuPont Engineering to provide engineering, procurement and construction management services, positioning KBR to further support DuPont projects globally. This contract builds upon the existing industrial services support of DuPont facilities.

•

KBR received a letter of award from Hyundai Heavy Industries Co. Limited to perform engineering design and procurement support services for the BP Quad 204 Floating Production Storage and Offloading (FPSO) Project to be located west of Shetland Isles in UK waters. KBR has been involved in the Quad 204 Project since 2008.

•

KBR was awarded a contract by BP NORGE AS (BP) to execute pre-front-end engineering and design (pre-FEED) engineering studies for the Hod Re-Development (HRD) Project, operating on behalf of BP and HESS NORGE AS. KBR’s contract includes engineering services for the development of a replacement stand alone wellhead platform in the Norwegian sector of the North Sea.

•

KBR was awarded a contract by Southern Company for the installation of flue gas desulfurization and selective catalytic reduction equipment, related ductwork, and auxiliaries at two 880,000 kilowatt coal-fired units at Georgia Power’s Plant Scherer. KBR will provide installation of all equipment and associated piping, steel, ductwork, electrical, instrumentation and related work. KBR will also be responsible for the procurement of piping and valves; receive all equipment and materials at the site; and provide storage, rigging, assembly of modules, lifting, placing, connecting and other services as necessary.

•

KBR was awarded a task order by the U.S. Army Contracting Command under its current Logistics Civil Augmentation Program (LOGCAP) IV contract to execute the LOGCAP IV Post 2011 Base Life Support requirements for the U.S. Department of State’s mission in Iraq. The task order is valued at over $500 million with a Period of

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Performance of one base year plus one option year. KBR will provide support to U.S. Embassy staff in Baghdad and services at other diplomatic posts throughout Iraq. Services will include facilities and utilities management, fire fighting, food service, laundry, shuttle bus services, retail fuel, postal service and air field operations.

•

KBR was selected by the UK’s Foreign and Commonwealth Office (FCO) to provide life support, vehicle maintenance and healthcare services across Baghdad, Basra and Erbil in Iraq, and Kabul and Lashkar Gah in Afghanistan. The three-year contract, won by KBR’s UK-based International Government & Defence business unit, will deliver a comprehensive suite of services such as medical support, fleet management of armoured and soft skin vehicles, interpreters, sustenance, laundry, environmental services and fuel.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbons, government services, minerals, civil infrastructure, power, industrial, and commercial markets. For more information, visit www.kbr.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance and backlog information, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from Halliburton Company; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s Annual Report on Form 10-K dated February 23, 2011, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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KBR, Inc.: Condensed Consolidated Statements of Income

(Millions, except per share data)

(Unaudited)

	Three Months Ended
	September 30, 2011	September 30, 2010	June 30, 2011
Revenue:
Hydrocarbons	$1,122	$974	$1,100
Infrastructure, Government and Power	876	983	890
Services	370	480	445
Ventures	14	13	17
Other	5	5	5

Total revenue	2,387	2,455	2,457

Business group income:
Hydrocarbons	89	93	121
Infrastructure, Government and Power	78	83	72
Services	15	26	15
Ventures	8	6	12
Other	3	4	1

Total business group income	193	212	221

Unallocated costs:
Labor cost absorption	6	4	6
General and administrative	(61)	(53)	(58)

Operating income	138	163	169

Interest expense, net	(3)	(3)	(5)
Foreign currency gains, net	1	1	2
Other non-operating gains (expense)	1	(1)	—

Income before income taxes and noncontrolling interests	137	160	166
Benefit (Provision) for income taxes	54	(43)	(39)

Net income	191	117	127
Net income attributable to noncontrolling interests	(6)	(20)	(27)

Net income attributable to KBR	$185	$97	$100

Net income attributable to KBR per share:
Basic	$1.23	$0.62	$0.65
Diluted	1.22	0.62	0.65

Basic weighted average shares outstanding	150	155	151
Diluted weighted average shares outstanding	151	156	152

Cash dividends declared per share	$0.05	$0.05	$0.05

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KBR, Inc.: Condensed Consolidated Statements of Income

(Millions, except per share data)

(Unaudited)

	Nine Months Ended
	September 30,
	2011	2010
Revenue:
Hydrocarbons	$3,269	$2,900
Infrastructure, Government and Power	2,621	3,454
Services	1,212	1,347
Ventures	48	41
Other	15	15

Total revenue	7,165	7,757

Business group income:
Hydrocarbons	309	285
Infrastructure, Government and Power	211	234
Services	43	72
Ventures	30	21
Other	6	2

Total business group income	599	614

Unallocated costs:
Labor cost absorption	15	4
General and administrative	(163)	(157)

Operating income	451	461

Interest expense, net	(13)	(12)
Foreign currency gains (losses), net	4	(4)
Other non-operating expenses	—	(1)

Income before income taxes and noncontrolling interests	442	444
Provision for income taxes	(7)	(146)

Net income	435	298
Net income attributable to noncontrolling interests	(45)	(49)

Net income attributable to KBR	$390	$249

Net income attributable to KBR per share:
Basic	$2.57	$1.57
Diluted	2.55	1.56

Basic weighted average shares outstanding	151	158
Diluted weighted average shares outstanding	152	159

Cash dividends declared per share	$0.15	$0.10

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KBR, Inc.: Condensed Consolidated Balance Sheets

(Millions)

(Unaudited)

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash and equivalents	$690	$786
Receivables:
Accounts receivable, net	1,352	1,455
Unbilled receivables on uncompleted contracts	569	428

Total receivables	1,921	1,883
Deferred income taxes	268	199
Other current assets	487	394

Total current assets	3,366	3,262
Property, plant and equipment, net of accumulated depreciation of $359 and $334	379	355
Goodwill	949	947
Intangible assets, net	116	127
Equity in and advances to related companies	215	219
Noncurrent deferred income taxes	90	103
Noncurrent unbilled receivables on uncompleted contracts	314	320
Other assets	140	84

Total assets	$5,569	$5,417

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$852	$921
Due to former parent, net	53	43
Obligation to former noncontrolling interest	24	180
Advanced billings on uncompleted contracts	555	498
Reserve from estimated losses on uncompleted contracts	18	26
Employee compensation and benefits	185	200
Current non-recourse project-finance debt of a variable interest entity	9	9
Other current liabilities	599	470

Total current liabilities	2,295	2,347
Noncurrent employee compensation and benefits	332	397
Noncurrent non-recourse project-finance debt of a variable interest entity	90	92
Other noncurrent liabilities	159	132
Noncurrent income tax payable	140	128
Noncurrent deferred tax liability	78	117

Total liabilities	3,094	3,213

KBR shareholders’ equity
Preferred stock	—	—
Common stock	—	—
Paid-in-capital in excess of par	1,999	1,981
Accumulated other comprehensive loss	(448)	(438)
Retained earnings	1,524	1,157
Treasury stock	(547)	(454)

Total KBR shareholders’ equity	2,528	2,246
Noncontrolling interests	(53)	(42)

Total shareholders’ equity	2,475	2,204

Total liabilities and shareholders’ equity	$5,569	$5,417

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KBR, Inc.: Condensed Consolidated Statements of Cash Flows

(Millions)

(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$435	$298
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	54	45
Equity earnings of unconsolidated affiliates	(108)	(99)
Deferred income taxes	(136)	(9)
Other	8	31
Changes in operating assets and liabilities:
Receivables	124	(151)
Unbilled receivables on uncompleted contracts	(165)	168
Accounts payable	(27)	(125)
Advanced billings on uncompleted contracts	11	137
Accrued employee compensation and benefits	(10)	59
Reserve for loss on uncompleted contracts	(7)	(11)
Collection (repayment) of advances from (to) unconsolidated affiliates, net	15	(5)
Distribution of earnings from unconsolidated affiliates	107	45
Other assets	49	61
Other liabilities	(38)	97

Total cash flows provided by operating activities	312	541

Cash flows from investing activities:
Capital expenditures	(66)	(39)
Investment in equity method joint ventures	(11)	(14)
Acquisition of business, net of cash acquired	—	(10)
Investment in licensing arrangement	—	(20)

Total cash flows used in investing activities	(77)	(83)

Cash flows from financing activities:
Acquisition of noncontrolling interest	(164)	—
Payments to reacquire common stock	(96)	(217)
Distributions to noncontrolling interests, net	(57)	(37)
Payments of dividends to shareholders	(23)	(24)
Net proceeds from issuance of stock	7	3
Payments on long-term borrowings	(10)	(9)
Excess tax benefits from stock-based compensation	3	—
Return of cash collateral on letters of credit, net	16	26

Total cash flows used in financing activities	(324)	(258)

Effect of exchange rate changes on cash	(7)	12
Increase (decrease) in cash and equivalents	(96)	212
Cash increase due to consolidation of a variable interest entity	—	22

Cash and equivalents at beginning of period	786	941

Cash and equivalents at end of period	$690	$1,175

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KBR, Inc.: Revenue and Operating Results by Business Unit

(Millions)

(Unaudited)

	Three Months Ended
	September 30, 2011	September 30, 2010	June 30, 2011
Revenue:
Hydrocarbons:
Gas Monetization	$831	$698	$780
Oil and Gas	117	107	134
Downstream	136	139	146
Technology	38	30	40

Total Hydrocarbons	1,122	974	1,100

Infrastructure, Government and Power
North American Government and Logistics	586	753	598
International Government, Defence and Support Services	93	87	98
Infrastructure and Minerals	142	64	131
Power and Industrial	55	79	63

Total Infrastructure, Government and Power	876	983	890

Services	370	480	445
Ventures	14	13	17
Other	5	5	5

Total revenue	$2,387	$2,455	$2,457

Business group income:
Hydrocarbons:
Gas Monetization	$52	$59	$76
Oil and Gas	27	24	30
Downstream	18	23	21
Technology	17	14	18

Total job income	114	120	145
Gain on disposition of assets	1	—	—
Division overhead	(26)	(27)	(24)

Total Hydrocarbons	89	93	121

Infrastructure, Government and Power:
North American Government and Logistics	61	73	51
International Government, Defence and Support Services	28	22	33
Infrastructure and Minerals	19	14	19
Power and Industrial	9	6	8

Total job income	117	115	111
Loss on disposition of assets	(1)	—	—
Division overhead	(38)	(32)	(39)

Total Infrastructure, Government and Power	78	83	72

Services:
Job income	31	45	31
Division overhead	(16)	(19)	(16)

Total Services	15	26	15

Ventures:
Job income	9	7	12
Gain on disposition of assets	—	—	1
Division overhead	(1)	(1)	(1)

Total Ventures	8	6	12

Other:
Job income	5	6	3
Loss on disposition of assets	—	(1)	—
Division overhead	(2)	(1)	(2)

Total Other	3	4	1

Total business group income	$193	$212	$221

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KBR, Inc.: Revenue and Operating Results by Business Unit

(Millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2011	2010
Revenue:
Hydrocarbons:
Gas Monetization	$2,357	$2,081
Oil and Gas	372	295
Downstream	418	429
Technology	122	95

Total Hydrocarbons	3,269	2,900

Infrastructure, Government and Power
North American Government and Logistics	1,789	2,689
International Government, Defence and Support Services	260	284
Infrastructure and Minerals	393	201
Power and Industrial	179	280

Total Infrastructure, Government and Power	2,621	3,454

Services	1,212	1,347
Ventures	48	41
Other	15	15

Total revenue	$7,165	$7,757

Business group income:
Hydrocarbons:
Gas Monetization	$192	$195
Oil and Gas	81	53
Downstream	58	73
Technology	53	43

Total job income	384	364
Gain on disposition of assets	2	1
Division overhead	(77)	(80)

Total Hydrocarbons	309	285

Infrastructure, Government and Power:
North American Government and Logistics	167	201
International Government, Defence and Support Services	78	62
Infrastructure and Minerals	67	47
Power and Industrial	23	35

Total job income	335	345
Loss on disposition of assets	(1)	—
Division overhead	(123)	(111)

Total Infrastructure, Government and Power	211	234

Services:
Job income	94	125
Loss on disposition of assets	—	(1)
Division overhead	(51)	(52)

Total Services	43	72

Ventures:
Job income	32	24
Gain on disposition of assets	1	—
Division overhead	(3)	(3)

Total Ventures	30	21

Other:
Job income	12	10
Loss on disposition of assets	—	(3)
Division overhead	(6)	(5)

Total Other	6	2

Total business group income	$599	$614

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KBR, Inc.: Backlog Information (a)

(Millions)

(Unaudited)

	September 30,	June 30,	December 31,
	2011	2011	2010
Hydrocarbons:
Gas Monetization	$4,314	$4,839	$5,509
Oil and Gas	285	370	325
Downstream	582	630	525
Technology	216	232	201

Total Hydrocarbons	5,397	6,071	6,560

Infrastructure, Government and Power:

North American Government and Logistics	1,258	988	1,043
International Government, Defence and Support Services	1,139	1,244	1,223
Infrastructure and Minerals	559	575	446
Power and Industrial	743	578	177

Total Infrastructure, Government and Power	3,699	3,385	2,889

Services	1,642	1,622	1,771
Ventures	939	896	821

Total backlog(b)	$11,677	$11,974	$12,041

(a)	Backlog is presented differently depending on whether the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog generally includes total expected revenue in backlog when a contract is awarded and/or the scope is definitized. For long-term contracts with a defined contract term, the amount included in backlog is limited to five years. Where contract duration is indefinite, projects included in backlog are limited to the estimated amount of expected revenue within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract being agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where KBR acts solely in a project management capacity, KBR only includes the management fee revenue of each project in backlog.

Backlog related to unconsolidated joint ventures is presented as KBR’s percentage ownership of the joint venture’s revenue. However, because these projects are accounted for under the equity method, only KBR’s share of future earnings from these projects will be recorded in revenue. Our backlog for projects related to unconsolidated joint ventures totaled $1.7 billion, $1.8 billion and $1.7 billion at September 30, 2011, June 30, 2011, and December 31, 2010, respectively. Our backlog related to consolidated joint ventures with noncontrolling interest totaled $3.6 billion, $3.8 billion and $4.4 billion at September 30, 2011, June 30, 2011 and December 31, 2010, respectively.

As of September 30, 2011, 23% of our backlog was attributable to fixed-price contracts and 77% was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract except for smaller contracts where we characterize the entire contract based on the predominate component.

All backlog is attributable to firm orders as of September 30, 2011, June 30, 2011, and December, 31, 2010.

(b)	Backlog attributable to unfunded government orders was $0.4 billion, $0.1 billion and $0.1 billion as of September 30, 2011, June 30, 2011, and December 31, 2010, respectively.

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